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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*


                     Apache Offshore Investment Partnership
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                Partnership Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                       N/A
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 January 1, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  N/A

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    Apache Corporation  41-0747868
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a) [ ]

    (b) [X]
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                5.  SOLE VOTING POWER
  NUMBER OF
   SHARES           53.09293 Partnership Units
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      6.  SHARED VOTING POWER
   EACH
 REPORTING
  PERSON       -----------------------------------------------------------------
   WITH         7.  SOLE DISPOSITIVE POWER

                    53.09293 Partnership Units
               -----------------------------------------------------------------
                8.  SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     53.09293 Partnership Units
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.00535%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     Apache Corporation CO
--------------------------------------------------------------------------------

ITEM 1.
          (a)   Name of Issuer
                Apache Offshore Investment Partnership

          (b)   Address of Issuer's Principal Executive Offices
                2000 Post Oak Blvd., Suite 100, Houston, Texas 77056

ITEM 2.
          (a)   Name of Person Filing
                Apache Corporation

          (b)   Address of Principal Business Office or, if none,
                Residence 2000 Post Oak Blvd., Suite 100, Houston, Texas 77056

          (c)   Citizenship
                Delaware

          (d)   Title of Class of Securities
                Partnership Units

          (e)   CUSIP Number
                N/A

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b) [ ]  Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e) [ ]  An investment adviser in accordance with
                   Section 240.13d-1(b)(1)(ii)(E);

          (f) [ ]  An employee benefit plan or endowment fund in accordance with
                   Section 240.13d-1(b)(1)(ii)(F);

          (g) [ ]  A parent holding company or control person in accordance with
                   Section 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)   Amount beneficially owned: 53.09293 Units.

          (b)   Percent of class: 5.00535%.

          (c)   Number of shares as to which the person has:

                (i)    Sole power to vote or to direct the vote 53.09293.

                (ii)   Shared power to vote or to direct the
                       vote __________________.

                (iii) Sole power to dispose or to direct the disposition of 53.09293.

                (iv) Shared power to dispose or to direct the disposition of _______________.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. Instruction:
Dissolution of a group requires a response to this item.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                      N/A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                                      N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                      N/A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                                       N/A

ITEM 10.  CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 13, 2004
                                        ---------------------------------------
                                                        Date
                                                 Apache Corporation

                                        By:/s/ Eric L. Harry
                                           ------------------------------------
                                                      Signature
                                                    Eric L. Harry,
                                                    Vice President
                                                      Name/Title




ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
            FEDERAL CRIMINAL VIOLATIONS
            (SEE 18 U.S.C. 1001)